FAB Universal Announces Quarterly Kiosk Growth

Sees Continued Growth in Intelligent Media Kiosk Business

FAB Universal (NYSE MKT: FU), a worldwide distributor of digital entertainment, today updated quarterly numbers for FAB’s Intelligent Media Kiosk Business in China, reporting impressive growth of 109% in the quarter ending September 30th, versus the same period in 2011. The FAB Kiosk Network grew by 1,436 terminals during this time, versus 688 in the same period for 2011. With an installed base of 11,305 and growing, the network of Media Kiosks continues to rapidly expand.

FAB generates revenues from its Intelligent Media Kiosk Business through the sale of franchises, ongoing media content downloads, media membership cards and kiosk-based advertising. Consumers can purchase and download copyrighted music, video games and movies directly to their cell phones or other mobile devices. FAB Media Kiosks can also run video ads on the high-tech LCD screens and accept payments for utility bills, metro cards, credit card bills, and other services. Click here to see pictures of the FAB Media Kiosks.

“We are very pleased to see such great growth in the most recent quarter for the Media Kiosk Business. We believe that the triple digit growth in Media Kiosks and expansion to over 7,000 franchises leads the way for continued revenue growth and the creation of substantial value for our shareholders,” said Chris Spencer, CEO, FAB Universal Corp. “We are even more enthusiastic about FAB’s digital media distribution kiosk network in China, the world’s fastest-growing market. In the last 12 months, sales of membership cards have grown to nearly 340,000 with over 300,000 active in the quarter. This creates great opportunities for FAB at a time when mobile computing is driving digital media consumption to the forefront of the entertainment industry.”

FAB Intelligent Media Kiosk Revenues for fiscal 2010 was $15.7 million, in fiscal 2011 it was $17.6 million and for the first half of fiscal 2012, $12.6 million.

Total overall revenues for FAB’s fiscal 2011 were $70.9 million with $15.3 million in earnings. For the nine months ending June 30 for fiscal 2012, FAB generated $62.7 million in revenue and $15.6 million in earnings.

The Media Kiosk technology is a proprietary platform with seven types of digital media kiosks. In addition to expansion through the sale of franchises and membership cards, FAB was recently chosen to develop and deploy specialized Intelligent Media Kiosks to create Wisdom City, the model for future intelligent urban design. This will include Media Kiosks for Healthcare, Community Service, Commercial Super Chains and Libraries. The combination of entertainment and digital media does represent an “iTunes in a Box” model for media distribution to mobile devices. Management believes that replicating this model and expanding into other emerging markets worldwide provides the basis for on-going growth of revenue and income for FAB Universal Corp.

About FAB Universal Corp:

FAB Universal Corp. is a global leader in digital media entertainment sales and distribution.  FAB delivers media to its customers worldwide through Intelligent Kiosks, Retail Stores, Retail Franchises and online through Apple iTunes and Google Android through three business units: Digital Media Services, Retail Media Sales and Wholesale Media Distribution.  We distribute billions of movie, music, podcast, TV show and other digital files to consumers in 240 countries.  Sales of digital media are generated through kiosks networks, subscription sales for mobile devices, smartphone Apps and Netflix-like subscription models. In 2011, we distributed billions of downloads of copyrighted music, video games, ringtones, ebooks, movies and podcasts to over 50 million people worldwide through iPods, iPhones, iPads, iTunes, Blackberrys, Windows Phones, Androids and many other devices and destinations.  We are a publicly held, Pittsburgh based company with thousands of shareholders and a world-class team.  Visit us on the web at www.fabuniversal.com, email us at contact@fabuniversal.com.

Legal Notice

Legal Notice Regarding Forward-Looking Statements: "Forward-looking Statements" as defined in the Private Securities litigation Reform Act of 1995 may be included in this news release. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with changes in general economic and business conditions, actions of our competitors, the extent to which we are able to develop new services and markets for our services, the time and expense involved in such development activities, the level of demand and market acceptance of our services, changes in our business strategies and acts of terror against the United States.

Contact:

Arthur Douglas and Associates

Art Batson

407-478-1120